Exhibit 10.11

CHIEF EXECUTIVE OFFICER

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AS AMENDED AND RESTATED JUNE 19, 2002

I.    Purpose

Chittenden Corporation (“Chittenden”) finds it desirable to provide a non-qualified supplemental retirement plan for its Chief Executive Officer. The plan is intended to: (1) offset the effect of certain regulatory restrictions on contributions to a qualified pension plan, and (2) recognize that the Chief Executive Officer may have an Insufficient working career at Chittenden to realize a pension benefit that is an acceptable portion of the Chief Executive Officer’s working salary and benefits. To compensate for these factors and to reward a Chief Executive Officer’s performance, Chittenden will provide a Supplemental Pension for the Chief Executive Officer under the terms and conditions contained herein.

This is an amended and restated version of the plan as it was originally effective January 1, 1993 and previously amended and restated August 19, 1998. This amendment and restatement is effective June 19, 2002.

II.    Definitions

(a)	Accrued Benefit shall mean all sums allocated pursuant to Paragraphs IV and VIII including interest credited thereon pursuant to Paragraph V.

(b)	Board shall mean the Board of Directors of the Chittenden Corporation.

(c)	Chief Executive Officer shall mean Paul Perrault.

(d)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	Disability shall mean a condition that renders the Chief Executive Officer incapable of performing substantial components or a critical duty of his or her regular occupation.

(f)	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(g)	Gross Salary shall mean the total of all salary, benefits, and bonuses paid to the Chief Executive Officer by the Corporation or its subsidiaries and reported in box 1 (wages, tips, other compensation) of form W-2 together with that portion of compensation not reported in box 1 of the form W-2 (i.e., Flexible Medical/Dental premiums, Health Care/Dependent Care Flexible spending accounts, Qualified Transportation Fringe contributions, 401(k) contributions and contributions to the Savings Restoration Plan) less gains on sale of stock options or receipt of restricted shares which must be reported in this box for purposes of tax reporting.

(h)	Plan shall mean this Chief Executive Officer Supplemental Executive Retirement Plan.

(i)	ROE shall mean return on average common shareholders’ equity calculated on an annual basis as of December 31st.

III.    Plan Construction

This is a defined contribution, non-qualified retirement plan. This means that Chittenden will allocate a specific amount to a notional account calculated in accordance with Paragraph IV below but the Plan will not pay a specific benefit. The notional account will earn interest in accordance with Paragraph V. Further, this Plan is intended to be a Top Hat Plan under ERISA and benefits under the Plan are not protected by the Pension Benefit Guaranty Corporation. Any assets funding the Plan are subject to the claims of the general creditors of Chittenden.

IV.    Allocations

Allocations to the Plan shall be made on an annual basis each January. The amount of the annual allocation shall be a certain percentage of Gross Salary based on the ROE of Chittenden as of December 31st of each year determined in accordance with the following schedule:

ROE %	% of Gross Salary
10	20
11	23
12	26
13	29
14	32
15	35
16	38
17	41
18	41
19	41
20	41

Should attained ROE in any given year be a partial percentage, it shall be rounded to the nearest .5% and the annual contribution shall be interpolated accordingly.

Allocations made to the Plan under this Paragraph IV shall be reduced by any allocations made on behalf of the Chief Executive Officer under Section 3.1 of the Chittenden Corporation Supplemental Executive Cash Balance Restoration Plan effective January 1, 1996. This reduction shall be calculated and accomplished on an annual basis.

An allocation shall be made each year that the minimum ROE is met and the Chief Executive Officer remains employed with Chittenden in a full time capacity. The Board, at its sole discretion, may amend the above schedule and time and may award allocations in addition to the specific annual allocation described in this Paragraph.

V.    Interest Calculation

Accrued balances shall earn interest based upon Chittenden’s average yield on earnings assets. Such earnings shall be computed on an annual basis based upon the preceding year’s average yield on earning assets and calculated on the December 31st balance plus any award for the current year under Paragraph IV. For example, interest earned for 2002 would be calculated by multiplying the December 31, 2001 balance, plus any award granted based upon 2001 performance, times the 2001 average yield on earning assets.

VI.    Vesting

The Accrued Benefit shall be 100 percent vested to the Chief Executive Officer at all times.

VII.    Distributions

Distributions of Accrued Benefits in connection with termination from active employment, Disability or death (for purposes of this Paragraph VII, an “event”) shall begin upon that event, or at a later date, at the election of the Chief Executive Officer. Distributions shall be made in one of the following forms at the election of the Chief Executive Officer.

(a)	level quarterly installment payments over a specified time period (not exceeding 20 years).

(b)	level quarterly installment payments of a specified dollar amount (not to exceed the Accrued Benefit upon termination and over a period of time not to exceed 20 years), or

(c)	a lump sum payment.

Elections with respect to the date and form of payment can be made by the Chief Executive Officer separately with respect to each event. The election as to the date distributions begin and the form of payment must be made at least 12 months prior to the event. In addition, if a date and/or form of payment has already been elected, any revised election must occur at least 12 months prior to the first scheduled payment date based upon a revised election by the Chief Executive Officer. In the absence of elections by the Chief Executive Officer, distribution shall be made as a lump sum payment as soon as practicable following the event.

In the event that the Chief Executive Officer elects (a) above, the Accrued Benefit as of the date benefits commence will be converted into level quarterly payments over the specified time period on an actuarially equivalent basis based upon Chittenden’s average yield on earning assets over the three calendar years immediately preceding the year in which benefits commence.

In the event that the Chief Executive Officer elects (b) above, quarterly payments will be made in a specified level dollar amount. The unpaid Accrued Benefit at any point in time after the first payment date will be adjusted to reflect actual payments made and annual interest credited based on Chittenden’s average yield on earning assets over the three calendar years immediately preceding the year in which benefits commenced. In no event will any payment exceed the unpaid Accrued Benefit.

VIII.    Successor Obligations

Notwithstanding any other provision of the Plan, in the event of a merger or acquisition in which Chittenden ceases to exist as a distinct entity or a change of control as defined in a certain agreement between Chittenden Bank and Paul Perrault dated July 26, 1990, an additional allocation to the Plan shall be made as of the date of the event equal to the product of (a) the average of the prior 2 years’ allocations made pursuant to Paragraph IV; and (b) the number of years remaining between the merger, acquisition or change in control and the date on which the Chief Executive Officer attains age 55. In addition, within 90 days after the merger, acquisition or change in control, the surviving organization shall contribute to a “rabbi” trust or some other funding arrangement an amount equal to the Accrued Benefit as of the date of the event, including the additional allocation described above, if any. The Chief Executive Officer may designate the “rabbi” trust or other funding arrangement, provided that such trust or arrangement shall at all times remain subject to the claims of the surviving organization’s general creditors. The surviving organization shall have no obligation or requirement to make continuing allocations under the terms of the Plan. Interest as defined in Paragraph V shall continue to accrue on the Accrued Benefit after any such event. The Accrued Benefit shall be payable in accordance with the Chief Executive Officer’s elections made under Paragraph VII.

IX.    Plan Amendment and Termination

Chittenden or its successors and assigns may amend or terminate this Plan at any time at its discretion, provided, however, that all sums accrued under Paragraphs IV, V and VIII for the benefit of the Chief Executive Officer and not yet distributed immediately prior to the date of Plan amendment or termination shall remain due and payable in accordance with those Paragraphs and that the contributions to a funding arrangement that are required under Paragraph VIII, but have not yet been made shall remain due. Interest as defined in Paragraph V shall continue to accrue on the undistributed balance until full payment of the undistributed balance is made.

IN WITNESS WHEREOF, this Supplemental Executive Retirement Plan has been adopted and approved by the Board of Directors of the Chittenden Corporation and is executed on behalf of the Chittenden Corporation this 16th day of January, 2002 by James C. Pizzagalli and Sarah Merritt, Senior Vice President and Human Resources Director.

CHITTENDEN CORPORATION

By:	/S/ JAMES C. PIZZAGALLI

James C. Pizzagalli

By:	/S/ SARAH P. MERRITT

Sarah P. Merritt Senior Vice President and Duly Authorized Agent

IN THE PRESENCE OF:

/S/    F. SHELDON PRENTICE, SR.

F. Sheldon Prentice, Sr. Vice President,

General Counsel & Secretary